UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
June 25, 2009

SCOLR Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

19204 North Creek Parkway, Suite 100
Bothell, WA 98011
(Address of principal executive offices)

(425) 368-1050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01  NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On June 25, 2009, SCOLR Pharma, Inc. received notice from the NYSE Amex LLC (the “Exchange”) that, based on the Exchange’s review of publicly available information, SCOLR Pharma does not meet certain of the Exchange’s continued listing standards as set forth in Part 10 of the Exchange’s Company Guide. Specifically, the Exchange noted that SCOLR Pharma is not in compliance with Section 1003(a)(iii) of the Company Guide, because its stockholders’ equity is less than $6,000,000 and it has had losses from continuing operations and net losses in its five most recent fiscal years.  SCOLR Pharma’s stockholders’ equity was approximately $5.76 million, as of March 31, 2009.

In order to maintain listing of its common stock on the Exchange, SCOLR Pharma is entitled to submit a plan by July 27, 2009, advising the Exchange of the actions it has taken, or will take, that would bring it into compliance with the continued listing standard identified above by December 27, 2010. If the Exchange accepts the plan, then SCOLR Pharma may be able to continue its listing during the plan period up to December 27, 2010, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. If the Exchange does not accept SCOLR Pharma’s plan, or even if accepted, if SCOLR Pharma is not in compliance with the continued listing standards at the end of the plan period or it does not make progress consistent with the plan during such period, then the Exchange may initiate delisting proceedings.

SCOLR Pharma intends to develop a plan for regaining compliance and has already informed the Exchange staff that it intends to make a timely submission to the Exchange in which it will outline the actions and timeframe by which it intends to cure the listing deficiency and to regain compliance with the Exchange’s continued listing requirements. SCOLR Pharma’s common stock will continue to trade on the Exchange under the symbol DDD, but this symbol will become subject to the trading symbol extension “.BC” to denote noncompliance with the Exchange’s listing standards.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	SCOLR Pharma, Inc. press release, dated June 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.
Dated: June 29, 2009	By:	/s/ Bruce S. Morra
Bruce S. Morra President and Chief Executive Officer